Exhibit 2.7

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2021, Nexters Inc. had ordinary shares and warrants registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). References herein to the “Company,” “we,” “us” or “our” refer to the business of Nexters Inc. and its subsidiaries, which prior to the Transactions was the business of Nexters Global Ltd. and its subsidiaries, and references to “Nexters” refer solely to Nexters Inc. Capitalized terms used but not defined herein shall have the meanings ascribed to them in our Annual Report on Form 20-F, of which this exhibit forms a part.

Ordinary Shares

The following is a description of our ordinary shares and certain provisions of our Amended and Restated Memorandum and Articles of Association, as amended from time to time (“M&A”), which are summaries and do not purport to be complete. These summaries are subject to and qualified in their entirety by reference to the full text of our M&A, incorporated by reference as an exhibit to our Annual Report on Form 20-F, of which this exhibit forms a part. We encourage you to read our Amended and Restated Memorandum and Articles of Association, and the applicable provisions of British Virgin Islands law, for additional information.

General; Register and Shareholders

Our M&A authorizes us to issue an unlimited number of shares consisting of one class of ordinary shares of the Company, no par value per share. As of December 31, 2021, we had 196,523,101 ordinary shares issued and outstanding. Our ordinary shares are listed on the Nasdaq Global Market under the trading symbol “GDEV”. Our ordinary shares may be held in certificated or uncertificated form. The Company may issue registered shares only, and is not authorized to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

Under the Companies Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. The entry of the name of a person in the register of members as a holder of a share in a BVI company is prima facie evidence that legal title in the share vests in that person. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Under the Companies Act, a BVI company may treat the registered holder of a share as the only person entitled to (i) exercise any voting rights attaching to the share, (ii) receive notices, (iii) receive a distribution in respect of the share and (iv) exercise other rights and powers attaching to the share. Consequently, as a matter of BVI law, where a shareholder’s shares are registered in the name of a nominee, the nominee is entitled to receive notices, receive distributions and exercise rights in respect of any such shares registered in its name. The beneficial owners of the shares registered in a nominee’s name will therefore be reliant on their contractual arrangements with the nominee in order to receive notices and dividends and ensure the nominee exercises voting and other rights in respect of the shares in accordance with their directions.

Our register of members is maintained by Continental Stock Transfer & Trust Company, our transfer agent, which entered the name of Cede & Co. in our register of members on the consummation of the Transactions as nominee for each of the shareholders whose shares have been registered with the Securities and Exchange Commission.

Rights, Preferences and Restrictions of Ordinary Shares

Our directors may, by Supermajority Resolution of Directors (as defined below), adopt or amend a dividend policy for the Company and may authorize dividends at such time and in such amount as they determine (provided that, after payment of such dividend, the Company will pass the ‘solvency test’, as described below). The term “Supermajority Resolution of Directors” means a resolution of the directors of the Company passed by the entire board of directors, or by the entire board of directors minus one director. For these purposes, ‘entire board of directors’ is construed as not including any directors who are interested in a transaction.

Each ordinary share is entitled to one vote. In the event of a liquidation or dissolution of the Company, the holders of ordinary shares are entitled to share ratably in all surplus assets remaining available for distribution to them after payment and discharge of all claims, debts, liabilities and obligations of the Company. There are no sinking fund provisions applicable to our ordinary shares, nor are holders of fully-paid shares liable for any capital calls by the Company. Subject to the provisions of the Companies Act, we may, (subject to the M&A) with the consent of the relevant shareholder and subject to the approval of the directors in a Supermajority Resolution of Directors, repurchase our ordinary shares in certain circumstances provided always that the Company will, immediately after the repurchase, satisfy the solvency test. The Company will satisfy the solvency test, if (i) the value of the Company’s assets exceeds its liabilities, and (ii) the Company is able to pay its debts as they fall due.

Variation of the Rights of Shareholders

As permitted by the Companies Act and in accordance with our M&A, the rights attached to shares of the Company may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting of the shareholders by the holders of more than fifty percent (50%) of the ordinary shares present at a duly convened and constituted meeting of the shareholders which were present at the meeting and voted.

Shareholder Meetings

In accordance with, and subject to, our M&A, (i) any director of the Company may convene meetings of the shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable (and the director convening a meeting of shareholders must fix in the notice of the meeting the record date for determining those shareholders that are entitled to vote at the meeting); and (ii) upon the written request of shareholders entitled to exercise thirty percent (30%) or more of the voting rights in respect of the matter for which the meeting is requested, the directors must convene a meeting of shareholders. In accordance with, and subject to, our M&A, (a) the director convening a meeting must give not less than 30 nor more than 60 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of shareholders of the Company and are entitled to vote at the meeting; and the other directors; (b) a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 80% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting will constitute waiver in relation to all of the ordinary shares that that shareholder holds; (c) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (d) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, at the discretion of the chairman of the board of directors, will be dissolved or stand adjourned to a business day in the jurisdiction in which the meeting was to have been held at the same time and place. The quorum for such adjourned meeting (which must be reached within one hour of the appointed time for the meeting) is one third of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; if such quorum is not reached, the meeting will either be dissolved or stand further adjourned, at the discretion of the chairman of the board of directors.

Dividends

As considered above under “—Rights, Preferences and Restrictions of Ordinary Shares,” our directors may, by Supermajority Resolution of Directors, declare dividends at a time and amount as they think fit if they are satisfied, based on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI law restriction on the amount of funds which may be distributed by us by dividend, including all amounts paid by way of the subscription price for ordinary shares regardless of whether such amounts may be wholly or partially treated as share capital or share premium under certain accounting principles. Shareholder approval is not required to pay dividends under BVI law. In accordance with, and subject to, our M&A, no dividend will bear interest as against the Company.

Transfer of Shares

Any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve (such instrument of transfer being signed by the transferor and containing the name and address of the transferee). Our M&A also (save as otherwise provided therein) provide that (a) where ordinary shares of the Company are listed on the Nasdaq or any other stock exchange or automated quotation system on which the ordinary shares are then traded, shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on such exchange or system, or (b) uncertificated shares may be transferred by means of a system utilized for the purposes of holding and transferring shares in uncertificated form (the “Relevant System”), and that the operator of the Relevant System will act as agent of the shareholders for the purposes of the transfer of any uncertificated shares.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our M&A governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Authorized Shares

We are authorized to issue an unlimited number of shares which will have the same rights, privileges, restrictions and conditions attaching to them as the shares in issue. We may by resolution of directors or shareholders:

•	consolidate and divide all or any of our unissued authorized shares into shares of larger or smaller amount than our existing shares; or

•cancel any ordinary shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under our M&A.

Summary of Certain Significant Provisions of the Companies Act

The Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act applicable to us (save to the extent that such provisions have been, to the extent permitted under the Companies Act, negated or modified in our M&A in accordance with the Companies Act).

Mergers, Consolidations and Similar Arrangements

The Companies Act provides for mergers as that expression is understood under U.S. corporate law. Under the Companies Act, two or more companies may either merge into one of such existing companies, referred to as the surviving company, or consolidate with both existing companies ceasing to exist and forming a new company, referred to as the consolidated company. The procedure for a merger or consolidation between our Company and another company (which need not be a BVI company) is set out in the Companies Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which must also be authorized by a resolution of shareholders (and the outstanding shares of every class of shares that are entitled to vote on the merger or consolidation as a class if the memorandum or articles of association so provide or if the plan of merger or consolidation contains any provisions that, if contained in a proposed amendment to the memorandum or articles, would entitle the class to vote on the proposed amendment as a class) of the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the Companies Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The BVI company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the BVI, or the Registrar. If the surviving company or the consolidated company is to be incorporated under the laws of a jurisdiction outside BVI, it must file the additional instruments required under Section 174(2)(b) of the Companies Act. The Registrar then (if he or she is satisfied that the requirements of the Companies Act have been complied with) registers, in the case of a merger, the articles of merger and any amendment to the memorandum and articles of association of the surviving company and, in the case of a consolidation, the M&A of the new consolidated company and issues a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the Companies Act in respect of the merger or consolidation). The merger or consolidation is effective on the date that the articles of merger or consolidation are registered by the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation but if the surviving company or the consolidated company is a company incorporated under the laws of a jurisdiction outside the BVI, the merger or consolidation is effective as provided by the laws of that other jurisdiction.

As soon as a merger or consolidation becomes effective (inter alia), (i) the surviving company or consolidated company (so far as is consistent with its memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (ii) the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles of association are contained in the articles of merger; (iii) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (iv) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (v) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (vi) no proceedings, whether civil or criminal, pending at the time of a merger or consolidation by or against a constituent company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by the merger or consolidation, but: (a) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the shareholder, director, officer or agent thereof, as the case may be, or (b) the surviving company or consolidated company may be substituted in the proceedings for a constituent company but if the surviving company or the consolidated company is incorporated under the laws of a jurisdiction outside the BVI, the effect of the merger or consolidation is the same as noted foregoing except in so far as the laws of the other jurisdiction otherwise provide.

The Registrar must strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation (save that this will not apply to a foreign company).

If the directors determine it to be in the best interests of the Company, it is also possible for a merger to be approved as a court approved plan of arrangement or as a scheme of arrangement in accordance with (in each such case) the Companies Act. The convening of any necessary shareholders meetings and subsequently the arrangement must be authorized by the BVI court. A scheme of arrangement requires the approval of a majority in number of the shareholders, representing not less than 75% of the votes of the shares or class of shares. If the effect of the scheme is different in relation to different shareholders, it may be necessary for them to vote separately in relation to the scheme, with it being required to secure the requisite approval level of each separate voting group. Under a plan of arrangement, a BVI court may determine what shareholder approvals are required and the manner of obtaining the approval.

Continuation into a Jurisdiction Outside the BVI

In accordance with, and subject to, our M&A, the Company may by resolution of shareholders or by a resolution of directors continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws. The Company does not cease to be a BVI company unless the foreign law permits continuation and the BVI company has complied with the requirements of that foreign law. In the event that the Company is continued under the laws of a jurisdiction outside the BVI, (i) the Company continues to be liable for all of its claims, debts, liabilities and obligations that existed prior to its continuation, (ii) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the Company or against any shareholder, director, officer or agent thereof, is released or impaired by its continuation as a company under the laws of the jurisdiction outside the BVI, (iii) no proceedings, whether civil or criminal, pending by or against the Company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the laws of the jurisdiction outside the BVI, but the proceedings may be enforced, prosecuted, settled or compromised by or against the Company or against the shareholder, director, officer or agent thereof, as the case may be; and (iv) service of process may continue to be effected on the registered agent of the Company in the BVI in respect of any claim, debt, liability or obligation of the Company during its existence as a company under the Companies Act.

Directors

In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any ordinary shares), for so long as Everix has at least 50% of its ‘Initial Holding’ (which is the number of shares held by Everix immediately after the consummation of the Transactions) it is entitled to appoint two directors to the board. If Everix were to sell its shares such that it had 25-50% of its Initial Holding this would decrease to the number of directors it is entitled to appoint to one director; below 25% there are no appointment rights. Mr. Andrey Fadeev and Mr. Boris Gertsovskiy (collectively, “FG”) have the same rights, acting together and with the number of shares they each hold aggregated for the purposes of calculating their Initial Holding and subsequent percentages thereof.

Other directors of the Company are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine. Each director holds office until the Company’s next annual general meeting immediately following their appointment, or until their earlier disqualification, death, resignation or removal. Our directors do not have a retirement age requirement under our M&A. A director, other than one appointed by Everix or FG, may be removed from office by resolution of shareholders. A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director must resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Companies Act. A director is not required to hold shares as a qualification to office.

Shareholders’ Suits

The enforcement of the Company’s rights will ordinarily be a matter for its directors.

In certain circumstances, a shareholder has the right to seek various remedies against a BVI company in the event the directors are in breach of their duties under the Companies Act. Pursuant to Section 184B of the Companies Act, if a company or director of a BVI company engages, proposes to engage in, or has engaged in conduct that contravenes the provisions of the Companies Act or the M&A of the company, the BVI court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes, the Companies Act or the memorandum or articles of association.

Furthermore, pursuant to Section 184I(1) of the Companies Act a shareholder of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholder.

The Companies Act provides for a series of remedies available to shareholders. Where a company incorporated under the Companies Act conducts some activity which contravenes the Companies Act or the company’s M&A, the court can issue a restraining or compliance order. Under Section 184G of the Companies Act, a shareholder of a company may bring an action against the company for breach of a duty owed by the company to him as a shareholder. A shareholder also pursuant to Section 184C of the Companies Act may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:

•	the company does not intend to bring, diligently continue or defend or discontinue proceedings; or
•	it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

•	whether the shareholder is acting in good faith;
•	whether a derivative action is in the company’s interests, taking into account the directors’ views on commercial matters;

•	whether the proceedings are likely to succeed;
•	the costs of the proceedings in relation to the relief likely to be obtained; and
•	whether an alternative remedy is available.

Any shareholder of a company may apply to the BVI court under the Insolvency Act, 2003 of the BVI (the “Insolvency Act”) for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

Appraisal Rights

The Companies Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (i) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (ii) a consolidation, if the company is a constituent company; (iii) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (a) a disposition pursuant to an order of the court having jurisdiction in the matter, (b) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition, or (c) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (iv) a compulsory redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the votes of the outstanding shares of the company pursuant to the terms of Section 176 of the Companies Act; and (v) an arrangement, if permitted by the BVI court.

Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. For example, under the rule established in the English case known as Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;
•	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;
•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or
•	those who control the company are perpetrating a “fraud on the minority.”

Share Repurchases and Redemptions

As permitted by the Companies Act and subject to our M&A, shares may be repurchased, redeemed or otherwise acquired by us with shareholder consent and with the prior approval of the directors in a Supermajority Resolution of Directors. Unless the redemption or repurchase is being effected pursuant to a right of the relevant shareholder to have their shares repurchased or redeemed, our directors will need to determine that, immediately following the redemption or repurchase, we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the Companies Act, our M&A and to any applicable requirements imposed from time to time by the SEC, the Nasdaq or any other stock exchange on which our securities are listed.

Inspection of Books and Records

Under the Companies Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar, including the company’s certificate of incorporation, its memorandum and articles of association (with any amendments thereto), records of license fees paid to date, any articles of dissolution, any articles of merger, and a register of charges created by the company (if the company has elected to file such a register or an applicable charge has caused the same to be filed).

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(i)	the memorandum and articles of association;
(ii)	the register of members;
(iii)	the register of directors; and
(iv)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (i) through (iv) above. However, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (ii), (iii) or (iv) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the High Court of the BVI for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Our registered agent is Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. The Company is required to keep a copy of its register of members and register of directors at the offices of its registered agent in the BVI, and the Company is required to notify any changes to the originals of such registers (assuming the originals are held elsewhere) to the registered agent, in writing, within 15 days of any change and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

Where the place at which the original register of members or the original register of directors of the Company is changed, the Company must provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

The Company is also required to keep at the office of its registered agent or at such other place or places, within or outside the BVI, as the directors may determine the minutes of meetings and resolutions of shareholders and of classes of shareholders; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the Company’s registered agent, the Company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Dissolution; Winding Up

As permitted by the Companies Act and subject to our M&A, we may be voluntarily liquidated and dissolved under Part XII of the Companies Act by a Supermajority Resolution of Directors or by a resolution of shareholders passed at a meeting of the shareholders by at least 85% of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities.

We also may be wound up and dissolved in circumstances where we are insolvent in accordance with the terms of the Insolvency Act.

Material Differences in BVI Law and our Amended and Restated M&A and Delaware Law

Our corporate affairs are governed by our amended and restated M&A and the provisions of applicable BVI law, including the Companies Act and BVI common law. The Companies Act differs from laws applicable to U.S. corporations and their shareholders. The following table provides a comparison between certain statutory provisions of the Companies Act (together with the relevant provisions of our M&A) and the Delaware General Corporation Law relating to shareholders’ rights.

Shareholder Meetings

BVI		Delaware
●

In accordance with, and subject to, our M&A, (a) any director of the company may convene meetings of the shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable; and (b) upon the written request of shareholders entitled to exercise thirty percent (30%) or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders.

		●	May be held at such time or place as designated in the charter or the by-laws, or if not so designated, as determined by the board of directors.
●	May be held inside or outside the BVI.	●	May be held inside or outside Delaware.
●

In accordance with, and subject to, our M&A, (a) the director convening a meeting shall give not less than 30 days’ nor more than 60 days' written notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the company and are entitled to vote at the meeting, and the other directors; and (b) the director convening a meeting of shareholders shall fix in the notice of the meeting the record date for determining those shareholders that are entitled to vote at the meeting.

●

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s Voting Rights

BVI	Delaware
●

In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder; and (b) the instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

	●	Any person authorized to vote may authorize another person or persons to act for him by proxy.
●

In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (b) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, at the discretion of the chairman of the board of directors, shall be dissolved or stand adjourned to a business day in the jurisdiction in which the meeting was to have been held at the same time and place.

●

The charter or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum.

●

In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) at any meeting of the shareholders, a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority, unless a poll is demanded by any shareholder present in person or by proxy, or by the Chairman. In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall not be entitled to a second or casting vote.

●

In accordance with, and subject to, our M&A, (a) the rights attached to ordinary shares as specified in the M&A may only, whether or not the company is being wound up, be varied with the consent in writing of the holders of not less than one half of the issued shares of that class.

	●	Except as provided in the charter documents, changes in the rights of shareholders as set forth in the charter documents require approval of a majority of its shareholders.
●

In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), the Company may amend its memorandum or articles by a resolution of shareholders or by a resolution of directors, save that no amendment may be made by a resolution of directors (inter alia): (i) to restrict the rights or powers of the shareholders to amend the memorandum or articles; (ii) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum or articles; (iii) in circumstances where the memorandum or articles cannot be amended by the shareholders.

	●	The certificate of incorporation or bylaws may provide for cumulative voting.

Directors

BVI		Delaware
●	In accordance with, and subject to, our M&A, the minimum number of directors shall be one.	●	Board must consist of at least one member.

●

In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any ordinary shares), for so long as Everix has at least 50% of its ‘Initial Holding’ (which is the number of shares held by Everix immediately after the consummation of the Transactions) it is entitled to appoint two directors to the board. If Everix were to sell its shares such that it had 25-50% of its Initial Holding this would decrease to the number of directors it is entitled to appoint to one director; below 25% there are no appointment rights. Mr. Andrey Fadeev and Mr. Boris Gertsovskiy (collectively, “FG”) have the same rights, acting together and with the number of shares they each hold aggregated for the purposes of calculating their Initial Holding and subsequent percentages thereof.

Other directors of the Company are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine. Each director holds office until the Company’s next annual general meeting immediately following their appointment, or until their earlier disqualification, death, resignation or removal. A director, other than one appointed by Everix or FG, may be removed from office by resolution of shareholders. A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Companies Act. A director is not required to hold shares as a qualification to office.

		●	Number of board members shall be fixed by the by laws, unless the charter fixes the number of directors, in which case a change in the number shall be made only by amendment of the charter.
●	Directors do not have to be independent.	●	Directors do not have to be independent.

Fiduciary Duties

BVI		Delaware
●	Directors owe duties at both common law and under statute including as follows:	●	Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation.
●	Duty to act honestly and in good faith and in what the director believes to be in the best interests of the company;	●	Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.
●	Duty to exercise powers for a proper purpose and directors shall not act, or agree to the Company acting, in a manner that contravenes the Companies Act or the M&A;

●

The Companies Act provides that a director of a company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. However, the failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the transaction was not required to be disclosed because the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. Additionally, the failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders or (b) the company received fair value for the transaction.

	●	Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction.

Shareholder’s Derivative Actions

BVI			Delaware
●

Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:

●

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

●	the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and		●	Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort.
●

it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

			●	Such action shall not be dismissed or compromised without the approval of the Delaware Court of Chancery.
	(i)	whether the shareholder is acting in good faith;
	(ii)	whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;
	(iii)	whether the action is likely to succeed;
	(iv)	the costs of the proceedings in relation to the relief likely to be obtained; and
	(v)	whether an alternative remedy to the derivative claim is available.

Warrants

The following is a description of our public and private placement warrants, which is a summary and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to the full text of the Kismet Warrant Agreement, dated as of August 5, 2020, between Kismet and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), together with our specimen warrant (the “Specimen Warrant”), in each case incorporated by reference as exhibits to our Annual Report on Form 20-F, of which this exhibit forms a part. We encourage you to read the Warrant Agreement and the Specimen Warrant for additional information.

Public Warrants

General; Form and Register

As of December 31, 2021, we had 12,500,000 public warrants issued and outstanding, calling for 12,500,000 of our ordinary shares issuable upon exercise (at the price per share specified below) of the warrants. Our warrants are listed on the Nasdaq Global Market under the trading symbol “GDEVW”. Our warrants under the Warrant Agreement may be certificated or uncertificated, but may only be issued in registered form. Our warrant register is maintained by Continental Stock Transfer & Trust Company, our warrant agent, which entered the name of Cede & Co. in our warrant register as nominee for each of the warrant holders holding public warrants.

Terms and Exercise of Warrants

Each whole warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, which became exercisable commencing on September 25, 2021. The Company in its sole discretion may lower the exercise price per share at any time prior to the expiration of the warrants for a period of not less than 20 business days; provided, however, that the Company must provide at least 20 business days prior written notice of such reduction to the registered holders of the warrants; and provided, further, that any such reduction must be applied consistently to all of the warrants. The warrants will expire at 5:00 p.m., New York City time on August 26, 2026, or earlier upon redemption or liquidation.

Warrants may be exercised only for a whole number of ordinary shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of ordinary shares to be issued to the warrant holder.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.

We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue ordinary shares upon exercise of a warrant unless the ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

With respect to the 12,500,000 warrants included in Kismet units sold to the public in Kismet’s initial public offering, we have filed with the SEC a registration statement on Form F-4 (Registration No. 333-257103) for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of those warrants. That registration statement was declared effective on July 30, 2021. With respect to the 7,750,000 warrants issued in private placements, we have filed with the SEC a registration statement on Form F-1 (Registration No. 333-259707) for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of those warrants. That registration statement was declared effected on September 27, 2021. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption

Redemption of warrants when the price per ordinary share equals or exceeds $18.00.   With the warrants’ having become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•

if, and only if, the last reported sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per ordinary share equals or exceeds $10.00.   With the warrants’ having become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;
•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our ordinary shares (as defined below) except as otherwise described below;

•

if, and only if, the Reference Value (as defined above under “—Redemption of warrants when the price per ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”), any outstanding private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted.

Redemption Date	Fair Market Value of Ordinary Shares
(period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any ordinary shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the ordinary shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer ordinary shares than they would have received if they had chosen to wait to exercise their warrants for ordinary shares if and when such ordinary shares were trading at a price higher than the exercise price of $11.50.

No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of ordinary shares to be issued to the holder.

Redemption Procedures.    In the event the Company elects to redeem all of the warrants, the Company must fix a date for the redemption. Notice of redemption must be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the warrant register. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding ordinary shares is increased by a dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per share of ordinary shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of ordinary shares on account of such ordinary shares (or other shares of our share capital into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.

Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

Applicable Law

The validity, interpretation, and performance of the warrants and the Warrant Agreement is governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

Private Placement Warrants

As of December 31, 2021, we had 7,750,000 private placement warrants issued and outstanding, calling for 7,750,000 of our ordinary shares issuable upon exercise (at the price per share specified above under “—Public Warrants—Terms and Exercise of Warrants”) of the warrants. As of December 31, 2021, the Sponsor held 6,125,000 of our private placement warrants which, while registered with the SEC on a registration statement on Form F-1 (Registration No. 333-259707) that was declared effected on September 27, 2021, are subject to certain lock-up restrictions regarding their transfer. For information regarding the lock-up restrictions, see the Sponsor Lock-Up Agreement, which is incorporated by reference as an exhibit to our Annual Report on Form 20-F, of which this exhibit forms a part.

So long as they are held by the initial purchasers (including the Sponsor) or their permitted transferees (including the PIPE Investors), the private placement warrants (i) will not be redeemable by us and (ii) may be exercised for cash or on a cashless basis. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. Once the private placement warrants are transferred to holders other than the initial purchasers or their permitted transferees, the terms of the private placement warrants will be identical to those of the public warrants in all respects. Accordingly, they will become redeemable by us and be exercisable by the holders only on the same basis as the public warrants.

Except as described under “—Public Warrants—Redemption—Redemption of warrants when the price per ordinary share equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and permitted transferees is because, so long as the Sponsor remains affiliated with us, its ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike our public shareholders who could exercise their warrants and sell the ordinary shares received upon such exercise freely in the open market to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.